Exhibit 99.1

Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, EXT 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS SECOND QUARTER 2020 RESULTS

Kinderhook, N.Y., September 15, 2020 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the three and six months ended June 30, 2020.

Chief Executive Officer Melissa A. Waterhouse stated, “We are pleased to report increased sales when comparing 2020 to 2019 (from both a quarter over quarter and year over year perspective) as a result of our distribution of the Covid-19 antibody test. There are a number of sales opportunities for the Covid-19 test in the pipeline and marketing applications yet to come for the product. In the meantime, it has been well received by customers. From an operational perspective, selling and marketing expense increased (due to commissions paid on sales of the rapid Covid-19 test), however, all other expenses decreased in the second quarter of 2020 even with increased sales. This allowed us to achieve operating income in the second quarter of 2020.”

Waterhouse continued, “As the market for Covid-19 testing is developing, we are reviewing alternative products to offer our customers in addition to the antibody tests and looking for avenues to capitalize on our manufacturing operations. As indicated in our last announcement, we are seeing some rebound in the drug testing markets as businesses and treatment programs re-open, but we are still uncertain if or how long this rebound will continue as the pandemic progresses.”

Financial Highlights

●
Net sales in the second quarter of 2020 were $1,758,000, compared to net sales of $958,000 in the second quarter of 2019; an increase of $800,000, or 83.5%. Net sales in the six months ended June 30, 2020 were $2,486,000, compared to $1,880,000 in the six months ended June 30, 2019; an increase of $606,000, or 32.2%.

●
Operating income was $16,000 in the second quarter of 2020, compared to an operating loss of $155,000 in the second quarter of 2019. Operating loss was $255,000 in the six months ended June 30, 2020, compared to an operating loss of $329,000 in the six months ended June 30, 2019.

●
Net loss was $21,000, or $(0.00) per share in the second quarter of 2020, compared to net loss of $56,000, or $(0.00) per share, in the second quarter of 2019. Net loss was $346,000, or $(0.01) per share, in the six months ended June 30, 2020, compared to net loss of $296,000, or $(0.01) per share, for the six months ended June 30, 2019.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse, and distributes a rapid test to detect Covid-19 antibodies. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations
(unaudited)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net sales	$1,758,000	$958,000	$2,486,000	$1,880,000
Cost of goods sold	1,176,000	652,000	1,714,000	1,269,000
Gross profit	582,000	306,000	772,000	611,000

Operating expenses:
Research and development	19,000	20,000	52,000	39,000
Selling and marketing	230,000	107,000	319,000	219,000
General and administrative	317,000	334,000	656,000	682,000
Total operating expenses	566,000	461,000	1,027,000	940,000

Operating income / (loss)	16,000	(155,000)	(255,000)	(329,000)

Other (expense) / income	(37,000)	101,000	(91,000)	35,000

Net loss before tax	(21,000)	(54,000)	(346,000)	(294,000)

Income tax expense	0	(2,000)	0	(2,000)

Net loss	$(21,000)	$(56,000)	$(346,000)	$(296,000)

Basic & diluted loss per common share	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares outstanding – basic and diluted	35,905,948	32,521,675	34,937,236	32,445,244

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets

	June 30,	December 31,
	2020 (unaudited)	2019
ASSETS
Current Assets
Cash and cash equivalents	$225,000	$4,000
Accounts receivable, net of allowance for doubtful accounts of $34,000 at June 30, 2020 and December 31, 2019	350,000	370,000
Inventory, net of allowance of $355,000 at June 30, 2020 and $291,000 at December 31, 2019	769,000	810,000
Prepaid expenses and other current assets	133,000	6,000
Right of Use Asset – Operating Leases	34,000	34,000
Total current assets	1,511,000	1,224,000
Property, plant and equipment, net	608,000	644,000
Patents, net	112,000	116,000
Right of Use Asset – Operating Leases	58,000	73,000
Other assets	21,000	21,000
Total assets	$2,310,000	$2,078,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$627,000	$652,000
Accrued expenses and other current liabilities	663,000	543,000
Right of Use Liability – Operating Leases	32,000	34,000
Wages payable	134,000	104,000
Line of credit	226,000	337,000
PPP Loan	332,000	0
Current portion of long-term debt	1,121,000	17,000
Total current liabilities	3,135,000	1,687,000
Long-term debt/other liabilities, net of deferred finance costs	0	1,108,000
Right of Use Liability – Operating Leases	58,000	73,000
Total liabilities	3,193,000	2,868,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	359,000	327,000
Additional paid-in capital	21,658,000	21,437,000
Accumulated deficit	(22,900,000)	(22,554,000)
Total stockholders’ deficit	(883,000)	(790,000)
Total liabilities and stockholders’ deficit	$2,310,000	$2,078,000
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